SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated December 22, 2009

of

ZALE CORPORATION

A Delaware Corporation

IRS Employer Identification No. 75-0675400

SEC File Number 001-04129

901 West Walnut Hill Lane

Irving, Texas  75038

(972) 580-4000

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-4(c))

Item 1.02                                             Termination of Material Definitive Agreement.

On December 22, 2009, Zale Corporation (the “Company”) received written notice from Citibank (South Dakota), N.A. (“Citibank”) of its intent not to renew the Merchant Services Agreement, dated as of July 10, 2000 (the “Agreement”), between Citibank and Zale Delaware, Inc. and Zale Puerto Rico, Inc., each wholly-owned subsidiaries of the Company. Under the Agreement, Citibank provides financing for the Company’s U.S. customers to purchase merchandise through private label credit cards. As a result of this notice, the Agreement is scheduled to expire in March 2011, unless earlier terminated by either party in accordance with its terms. The Company has initiated discussions with Citibank and other parties with respect to customer financing arrangements to replace the Agreement when it expires.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2009, the Zale Corporation Non-Employee Director Equity Compensation Plan (the “Plan”) was amended to allow for the grant of stock options with exercise prices equal to or above the fair market value of the Company’s common stock on the grant date. Prior to the amendment, the Plan required that the exercise price for all stock options be equal to the fair market value on the grant date. A copy of the amendment is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                           Amendment to Zale Corporation Non-Employee Director Equity Compensation Plan.

10.2         Amendment No. One to Private Label Credit Card Program Agreement with Citi Commerce Solutions of Canada Ltd.*

*Confidential treatment has been requested with respect to Exhibit 10.2. Portions of Exhibit 10.2 have been redacted. The redacted portions have been filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Zale Corporation

Dated: December 24, 2009	By:	/s/ Matthew W. Appel
Matthew W. Appel
Executive Vice President and
Chief Financial Officer